Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 29, 2009 (the “Commencement Date”), by and between Empire Resorts, Inc., a Delaware corporation (the “Company”), and Cliff Ehrlich (the “Executive”, and the Company and the Executive collectively referred to herein as “the Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as President and General Manager of Monticello Raceway Management, Inc., a wholly-owned subsidiary of the Company, and to enter into an agreement embodying the terms of such employment (this “Agreement”), and the Executive desires to continue employment with the Company, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.            Term.  The term of employment under this Agreement shall be for the period beginning on the Commencement Date and ending on the third (3rd) anniversary of the Commencement Date (the “Term”), or such earlier date upon which the Executive’s employment is terminated by either Party in accordance with the provisions of this Agreement.

2.             Employment.

(a)           Position.  As of the Commencement Date, the Executive shall continue to be employed as President and General Manager of Monticello Raceway Management, Inc.  The Executive shall perform all of the duties normally accorded to such position, as reasonably directed by the Company’s Chief Executive Officer.  The Executive shall report to the Company’s Chief Executive Officer.

(b)           Obligations.  The Executive agrees to perform his duties faithfully and devote substantially all of his full business time and attention to the business and affairs of the Company. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from: (i) serving on the boards of directors of trade associations and/or charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not materially interfere with the proper performance of his duties and responsibilities hereunder and do not prevent him from devoting substantially all of his full business time and attention to the affairs of the Company.

3.             Base Salary.  The Company agrees to pay or cause to be paid to the Executive during the Term a base salary at the rate of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year for the first year of the Term which shall increase to Two Hundred Forty Three Thousand Five Hundred Dollars ($243,500) per year on the first anniversary of the Commencement Date and then Two Hundred Fifty Thousand Dollars ($250,000) per year on the second anniversary of the Commencement Date which rate shall remain in effect through the third anniversary of the Commencement Date (unless increased by the Company’s Board of Directors (the “Board”) in its sole discretion) (the base salary in effect shall be referred to herein as, the “Base Salary”).  Such Base Salary shall be payable, less applicable withholdings and deductions, in accordance with the Company’s reasonable and customary payroll practices applicable to its executive officers.

4.            Bonus.  The Executive shall be entitled to participate in any annual bonus plan maintained by the Company for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board.  The payment of any such bonus shall be in the absolute discretion of the Company.

5.            Additional Incentive.

(a)           The Compensation Committee of the Board approved the grant to Executive of an option to purchase 300,000 shares of the Company’s common stock (the “Options”) on April 23, 2009 (the “Grant Date”) pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”).  The per share exercise price applicable to the Options is $1.11 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the grant date.  The Options vest as follows: 100,000 Options on the grant date, 100,000 Options on the first (1st) anniversary of the Grant Date, and 100,000 Options on the second (2nd) anniversary of the Grant Date, subject to earlier vesting as provided herein and in the Plan.  The Options shall expire on the fifth anniversary of the Commencement Date.  Upon the occurrence of a Change in Control (as defined below), the Options shall be deemed fully vested and exercisable.  In the event of any conflict between the terms and provisions of this Section 5 and the Plan, the Plan shall govern.

(b)           For the purposes of this Agreement, “Change in Control” shall have the same meaning as in the Plan.

(c)           Employee Benefits.  The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to senior level executive officers generally and as may be in effect from time to time, including any medical and health plans and any equity-based incentive programs that may be put into place.  The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior level executive officers of the Company generally.  Such level of benefits shall be at a level commensurate with his position.

6.            Other Benefits.

(a)           Vacation.  During each calendar year of the Term, the Executive shall earn twenty (20) days of paid vacation in accordance with the Company’s vacation policy for senior level executive officers.

(b)           Perquisites. The Executive shall be entitled to perquisites on the same basis as provided to other senior level executive officers at the Company.

7.            Expenses.  The Executive shall be entitled to receive prompt reimbursement on not less than a monthly basis for all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company (including but not limited to travel costs, dining and entertainment), in each case in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation of such expenses (which policies comply with the Section 409A Rules (defined below in Section 11).

8.            Termination.

(a)           Death.  The Executive’s employment hereunder shall terminate automatically upon the Executive’s death.

(b)           Disability.  If during the Term of this Agreement, Executive becomes physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred twenty (120) days in a period of three hundred sixty-five (365) consecutive days (“Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive.

(c)           Cause.  The Company shall be entitled to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall mean that the Executive: (i) pleads “guilty” or “no contest” to or is convicted of an act which is defined as a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty; (ii) in carrying out his duties, engages in conduct that constitutes willful neglect or willful misconduct; provided such plea, conviction, neglect or misconduct results in material economic harm to the Company; (iii) fails to obtain or maintain required licenses in the jurisdiction where the Company currently operates or has plans to operate; (iv) willfully and intentionally fails to reasonably perform the material responsibilities of the Executive’s position, (v) engages in any conduct that is reasonably likely to cause harm to the reputation of the Company; or (vi) materially breaches any term of this Agreement.  In the event any of the occurrences in (i) through (vi) above have occurred, the Executive shall be given written notice by the Company of its intention to so terminate his employment, such notice; (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within sixty (60) days after the Board knew of such acts or failures to act.  In the event such notice is timely given by the Company, the Executive shall have thirty (30) days after the date that the notice is given in which to cure such conduct, to the extent such cure is possible.  For the avoidance of doubt, any of the occurrences constituting Cause set forth in clause (i) above cannot be cured.  No act or failure to act on Executive’s part will be considered “willful” unless done, or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(d)           Good Reason.  The Executive may terminate his employment hereunder for “Good Reason”, which is defined to include the following events arising without the consent of the Executive: (A) a diminution in the Executive’s Base Salary; (B) a material diminution in the Executive’s authority, duties or responsibilities under this Agreement; or (C) any other action or inaction that constitutes a material breach of the terms of this Agreement, as permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event any of the occurrences in (A) through (C) above have occurred, the Company shall be given written notice by the Executive of his intention to so terminate his employment, such notice; (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (ii) to be given within thirty (30) days after the Executive knew of such acts or failures to act.  In the event such notice is timely given by the Executive, the Company shall have thirty (30) days after the date that the notice is given in which to cure such conduct, to the extent such cure is possible.  The Executive shall have sixty (60) days from the date Executive knew of such acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based to terminate his employment for Good Reason.

(e)           Without Cause.  The Company may terminate the Executive’s employment hereunder without Cause at any time and for any reason (or for no reason) by giving the Executive a Notice of Termination (as defined below).

(f)           Voluntary.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, the Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in the Executive’s sole discretion by giving the Company a Notice of Termination.  Such termination shall not be deemed a breach of this Agreement.

(g)           Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision of this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination of employment which requires a Notice of Termination shall be effective without such Notice of Termination.  The Termination Date (as defined below) specified in such Notice of Termination shall be no less than thirty (30) days from the date the Notice of Termination is given.

(h)           Termination Date.  “Termination Date” shall mean the date of the termination of the Executive’s employment with the Company and specifically (i) in the case of the Executive’s death, his date of death; (ii) in the case of a termination of the Executive’s employment for Cause, the relevant date specified in Section 8(c) of this Agreement; (iii) in the case of a termination of the Executive’s employment for Good Reason, the relevant date specified in Section 8(d) of this Agreement; (iv) in the case of the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (v) in all other cases, the date specified in the Notice of Termination.

9.            Compensation Upon Termination of Employment.

(a)           For Cause; Without Good Reason.  If during the Term of this Agreement, the Executive’s employment under this Agreement is terminated by the Company for Cause or by the Executive without Good Reason (and other than by reason of the Executive’s death or Disability), the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date:

(i)          the Executive’s Base Salary through the Termination Date;

(ii)         reimbursement of any and all reasonable expenses incurred in connection with the Executive’s duties and responsibilities under this Agreement; and

(iii)        other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company (subsections (i) through (iii) collectively, the “Accrued Compensation”).

(b)           Without Cause or for Good Reason.  If the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts:

(i)          the Accrued Compensation;

(ii)         a pro-rata portion (based on the days worked by the Executive during the applicable year) of any bonus awarded pursuant to any annual bonus plan maintained by the Company for its senior executives to which the Executive would have been entitled had he not been terminated, which shall be paid at such time as other participants in the bonus plan are paid their respective bonuses in respect of that fiscal year, but no later than March 15 of the calendar year following the Termination Date;

(iii)        The Executive’s Base Salary for the following period (the “Salary Continuation Period”): (A) in the event that Executive’s employment hereunder is terminated prior to the occurrence of a Change in Control, the lesser of (x) eighteen (18) months following such termination or (y) the remaining duration of the Term; or (B) in the event that Executive’s employment hereunder is terminated on or following the occurrence of a Change in Control, the greater of (x) twenty-four (24) months following such termination or (y) the remaining duration of the Term; in each instance such amount payable in equal installments in accordance with the Company’s payroll practices applicable to its executive officers which payments shall commence on the earlier of the first payroll date following the 75th day after the Termination Date, or thirty (30) days after the effective date of the Release referenced below in Section 9(g).  The first payment pursuant to this Section 9(b)(iii) shall include those payments that would have previously been paid if the payments described in this Section had begun on the first payroll date following the Termination Date.  This timing of the commencement of payments pursuant to this Section 9(b)(iii) is subject to Section 11 below.  For the avoidance of doubt, if such termination occurs at a time when the Base Salary is less than $250,000, the Base Salary for purposes of this Section shall increase to $243,500 and $250,000, as applicable, at such time(s) as it would have increased  if he had remained in the employ of the Company; and

(iv)        that portion of the Options that is unvested on the Termination Date shall be deemed vested on the Termination Date and such Options shall remain outstanding through the remainder of the original 5 year term.

(c)           Disability.  If the Executive’s employment hereunder is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts:

(i)          the Accrued Compensation; and

(ii)         any accrued benefits under the Company’s regular and any supplemental long-term disability plan or plans; and

(iii)        that portion of the Options that is unvested on the Termination Date shall be deemed vested on the Termination Date and such Options shall remain outstanding through the remainder of the original 5 year term.

(d)           Death.  If the Executive’s employment hereunder is terminated due to his death, the Company’s sole obligation hereunder shall be to pay the Accrued Compensation to the person or persons designated in writing by the Executive to receive such payment, or if no such designation was made, the Executive’s estate.  In addition, that portion of the Options that is unvested on the Termination Date shall be deemed vested on the Termination Date and such Options shall remain outstanding through the remainder of the original 5 year term.

(e)           Continuation of Employee Benefits.  Notwithstanding anything to the contrary, in addition to any amounts payable above, the Company shall, during the Salary Continuation Period, provide to the Executive and his beneficiaries continued participation in all medical, dental, vision, prescription drug, hospitalization by fully subsidizing the cost of all COBRA premiums, and life insurance coverages (to the extent such coverage may be continued under all policies), and in all other employee welfare and pension benefit plans, programs and arrangements in which the Executive was participating immediately prior to the Termination Date (exclusive of participation in any Section 401(k) Plan for severance benefits). The Executive may continue COBRA coverage at the Executive’s cost for the remaining COBRA period after the Salary Continuation Period. Notwithstanding the foregoing, the Company’s obligation to provide welfare benefits under this Section shall be reduced to the extent that equivalent coverages and benefits are made available under the plans, programs or arrangements of a subsequent employer.

(f)           No Mitigation; No Offset.  In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 9(e) of this Agreement.

(g)           Release.  In exchange for the payment by the Company of the amounts contemplated by Section 9(b)(ii) and (iii) of this Agreement and before such amounts shall be deemed payable to the Executive hereunder, the Executive and the Company each agree to execute and deliver a release with respect to claims for such payment in such form as is reasonably requested by the Company.

(h)           Timing of Payments.  Other than the benefits provided for in Section 9(e) above, unless otherwise specifically indicated herein, the payments provided for in this Section 9 shall be made to the Executive within sixty (60) days of the termination of the Executive’s employment with the Company.

(i)           Limitation on Benefits.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 9(i), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.  If the limitation set forth in this Section 9(i) is applied to reduce an amount payable to the Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, the Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to the Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to the Executive, the Executive may repay such excess amount to the Company as though such amount constitutes a loan to the Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

(j)           Valuation of Non-Competition Obligations.  The Company shall make reasonable efforts to cooperate with the Executive with regard to the value for tax purposes of the Executive’s non-competition obligations under this Agreement.

10.           Employee Covenants.

(a)           Unauthorized Disclosure.  The Executive shall not, during the Term of this Agreement and thereafter, make any Unauthorized Disclosure (as defined below).  For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, of any confidential information relating to the business or prospects of the Company, including, but not limited to, any information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, including information disclosed to the Company by others under agreements to hold such information confidential (the “Confidential Information”).  Notwithstanding the foregoing, the Executive may disclose Confidential Information (i) to the extent such disclosure is or may be required by law, but only after providing (A) notice to the Company of any third party’s request for such information, which notice shall include the Executive’s intent with respect to such request, and (B) to the extent possible under the circumstances, sufficient opportunity for the Company to challenge or limit the scope of the disclosure, or (ii) in confidence to an attorney, accountant or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters, provided that such attorney or other advisor agrees to observe these confidentiality provisions.  Confidential Information shall not include the use or disclosure by the Executive of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by the Executive in violation of this Section 10(a)).  This confidentiality covenant has no temporal, geographical or territorial restriction.

(b)           Non-Competition.  During the Non-Competition Period (as defined below), the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise) any business competing with, or substantially similar to, the businesses of Company and its present and future subsidiaries, joint ventures, partners or other affiliates (except that affiliates that are in a business unrelated to the Company’s business shall not be included)(the “Empire Companies”), as such businesses exist within 60 miles of the location in which any such entity conducts, or is actively investigating the possibility of conducting, its businesses as of the beginning of the Non-Competition Period.  Notwithstanding the foregoing, the provisions of this Section 10(b) shall not be deemed to prohibit the Executive’s ownership of up to 2% of the total shares of all classes of stock outstanding of any publicly held company.

(c)           Non-Solicitation.  During the period from the termination of the Executive’s employment with the Company through the one year anniversary of the date of termination,, the Executive shall not, directly or indirectly, alone or in conjunction with another person, (i) hire, solicit, retain, compensate or otherwise induce or attempt to induce any individual who is an employee of any of the Empire Companies, to leave the employ of the Empire Companies or in any way interfere with the relationship between any of the Empire Companies and any employee thereof, (ii) hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Empire Companies if such action by the Executive would have a material adverse effect on the business, assets or financial condition of any of the Empire Companies, or materially interfere with the relationship between any such person or entity and any of the Empire Companies, or (iii) solicit or accept business from any customer of any of the Empire Companies.  In connection with the foregoing provisions of this Section 10, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood.  The Executive further agrees that the limitations set forth in this Section 10 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Empire Companies.

(d)           Non-Competition Period.  For purposes of this Agreement, the “Non-Competition Period” means the period from the termination of the Executive’s employment with the Company through (i) in the case of a termination without Cause by the Company, the end of the Salary Continuation Period, (ii) in the case of a voluntary termination by the Executive without Good Reason, one (1) year following the date of such termination (for the avoidance of doubt, if Executive terminates his employment for Good Reason there shall be no Non-Competition Period) and (iii) in the case of a termination by the Company with Cause, for one (1) year following such termination.

(e)           Remedies.  The Executive agrees that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law.  The Executive therefore also agrees that in the event of said breach or any threat of such a breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach or continued breach by the Executive, in addition to any other remedies to which the Company may be entitled at law or in equity.  The Executive and the Company further agree that the provisions of the covenants not to compete and solicit in this Section 10 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein.  Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the Parties agree that such covenants should be interpreted and enforced to the maximum extent which such court deems reasonable and such determination shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

11.           Section 409A.  It is the intention of the Parties that this Agreement be exempt from or comply strictly with the provisions of Section 409A of the Code, and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the “Section 409A Rules”).  Consistent with that intention, all references hereunder to termination of the Executive’s employment with the Company shall mean separation from the service of the service recipient under the 409A Rules.  Further, to the extent the Executive is a specified employee under the 409A Rules, any payments of deferred compensation within the meaning of the 409A Rules will be deferred and accumulated for a period of six (6) months and one (1) day and will be paid in a lump sum on such date, unless the Executive dies within such period, in which event payment will be made upon his death.  Thereafter, the normal schedule for the remaining payments will commence.  In addition, Executive’s entitlement to the payments of the severance benefits described in Section 9(b)(iii) shall be treated as the entitlement to a series of separate payments for purposes of the Section 409A Rules.  Accordingly, this Agreement, including, but not limited to, any provisions relating to severance payments, may be amended from time to time as may be necessary or appropriate to comply with the Section 409A Rules.

12.           Withholding of Taxes.  The Company may take such actions as are reasonably appropriate or consistent with applicable law and the Plan in connection with any compensation paid pursuant to this Agreement with respect to the withholding of any taxes (including income or employment taxes) or any other tax matters, including, but not limited to, requiring the Executive to furnish to the Company any applicable withholding taxes prior to the issuance of stock pursuant to an option grant or the vesting of restricted stock.

13.           Indemnification; Insurance; Limitation of Liability.

(a)           The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, by-laws or resolutions of the Board against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company shall advance to the Executive all costs and expenses incurred by him in connection with a Proceeding within a reasonable time after submission of reasonable documentation of such costs and expenses.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by him for the repayment.

(b)           Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 13(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.

(c)           The Company agrees to continue and maintain director’s and officer’s liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.

14.           Representations.  The Executive represents and warrants that he has the free and unfettered right to enter into this Agreement and to perform his obligations under it and that he knows of no agreement between him and any other person, firm or organization, or any law or regulation, that would be violated by the performance of his obligations under this Agreement.  The Company represents and warrants that it is duly formed or organized, validly existing and in good standing under the laws of the State of Delaware and is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would adversely affect the ability of the Company to perform its obligations under this Agreement.  The Company has taken all company action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized officer of the Company.  All consents and approvals by any third party required to be obtained by the Company in order for it to be authorized to enter into and consummate this Agreement have been obtained and no further third party approvals or consents are required to consummate this Agreement.Execution and delivery of this Agreement and all related documents, and performance of the obligations hereunder by the Company do not conflict with any provision of any law or regulation to which the Company or any of its affiliates are subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company or any of its affiliates are a party or by which the Company is bound or any order or decree applicable to the Company, or result in the creation or imposition of any lien on any assets or property of the Company, and/or which would materially and adversely affect the ability of the Company to perform its obligations under this Agreement. The Company has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by the Company of this Agreement.

15.           Successors and Assigns.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The term “the Company” as used herein shall include any such successors and assigns.  The term “successors” and “assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)           Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

16.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, and addressed as follows:

To the Executive:

Clifford Ehrlich

at the address in the payroll records of the Company

With a copy to:

Bonnie Klugman
Becker, Glynn, Melamed & Muffly LLP
299 Park Avenue
New York, NY 10171

To the Company:

Empire Resorts, Inc.
c/o Monticello Casino and Raceway, Route 17B
P.O. Box 5013
Monticello, New York 12701

with a copy to:

Robert H. Friedman
Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022

17.           Survivorship.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive’s employment.

18.           Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing and signed by the Executive and the Company.

19.           Governing Law.  Subject to Section 12, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the conflict of law principles thereof.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in New York County.

20.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.           Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof.  This Agreement may be executed in one or more counterparts.

[Signature Page to Follow]

[Signature Page to Ehrlich Employment Agreement]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

EMPIRE RESORTS, INC.

By:	/s/ Bruce Berg
	Name:	Bruce Berg
	Title:	Director

EXECUTIVE:

/s/ Clifford Ehrlich
CLIFFORD EHRLICH